Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Strategic Education, Inc. of our report dated March 2, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 20, as to which the date is August 5, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Strategic Education, Inc.’s Current Report on Form 8-K dated August 5, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

August 5, 2020